POWER OF ATTORNEY



The undersigned, being a person required to file a statement under section 16(a) of the Securities Act of 1934 (the "1934 Act") and/or Section 30(f) of the Investment Company Act of 1940
(the "1940 Act") with respect to The Asia Pacific Fund, Inc., a Maryland corporation, does hereby appoint Deborah A. Docs, Robert F. Gunia and William V. Healey, and each of them, as his attorney-in-fact to execute and deliver statements on Form 3, Form 4, and Form 5 as required by the 1934 Act and
1940 Act to take such other actions as such attorney-in-fact may deem necessary or appropriate in connection with such statements, hereby confirming and ratifying all actions that such attorney-in-fact has taken or may take in reliance hereon.

IN WITNESS WHEREOF, the undersigned has duly executed this power of attorney on the 1st day of October, 2003.


/s/James D. Kelly
James D. Kelly, Assistant Treasurer

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Social Security Number





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